                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

              NAME                                         INCORPORATION
              ----                                         -------------
NaPro BioTherapeutics (Canada) Inc.                   British Columbia, Canada
NaPro BioTherapeutics (Ireland) Ltd.                  Ireland
NaPro West, Inc.                                      Delaware